Exhibit 99.1

             Saks Incorporated Announces 6.6% Comparable
                   Store Sales Increase in January

    Saks Incorporated will release results for the fourth quarter and fiscal year ended January 31, 2004 on Wednesday, March 3, 2004 at 8:00 a.m. Eastern Time. Management has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, March 3, 2004 to discuss the results. To participate, please call (706) 643-1966.

    To be placed on the Company's e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on "Investor Relations," click on "e-mail Alerts," and fill out the requested information.


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Feb. 5, 2004--Retailer Saks Incorporated (NYSE: SKS) (the "Company") today announced that for the four weeks ended January 31, 2004 compared to the four weeks ended February 1, 2003 total sales increased 7.8% and comparable store sales increased 6.6% on a total company basis. By segment, comparable store sales increased 3.3% for SDSG and increased 10.9% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.


For the four weeks ended January 31, 2004 compared to the four weeks ended February 1, 2003, owned sales were:

                                                    Total   Comparable
                            This Year  Last Year   Increase  Increase
                            ---------- ---------- --------- ----------
SDSG                        $   192.1  $   184.6       4.0%       3.3%
SFAE                            155.5      137.7      12.9%      10.9%
                             ---------  --------- --------- ----------
Total                       $   347.6  $   322.3       7.8%       6.6%


For the quarter ended January 31, 2004 compared to the quarter ended February 1, 2003, owned sales were:

                                                    Total   Comparable
                            This Year  Last Year   Increase  Increase
                            ---------- ---------- --------- ----------
SDSG                        $ 1,195.8  $ 1,151.4       3.9%       3.2%
SFAE                            755.2      672.7      12.3%      10.4%
                             ---------  --------- --------- ----------
Total                       $ 1,951.0  $ 1,824.1       7.0%       5.9%


For the fiscal year ended January 31, 2004 compared to the fiscal year ended February 1, 2003, owned sales were:

                                                    Total   Comparable
                            This Year  Last Year   Increase  Increase
                            ---------- ---------- --------- ----------
SDSG                        $ 3,599.7  $ 3,554.0       1.3%       0.4%
SFAE                          2,407.3    2,312.6       4.1%       3.4%
                             ---------  --------- --------- ----------
Total                       $ 6,007.0  $ 5,866.6       2.4%       1.6%


    Merchandise categories with the best sales performances for SDSG in January were cosmetics, furniture and hard home, shoes, accessories, dresses, and better women's sportswear. Categories with softer sales performances for SDSG in January were children's apparel, juniors' apparel, and men's sportswear. Categories with the best sales performances for SFAE in January were women's contemporary sportswear and designer apparel, men's advanced sportswear, cosmetics, accessories, shoes, and outerwear. Categories with the softest performances for SFAE in January were intimate apparel and children's apparel.
    Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 62 Saks Fifth Avenue stores and 53 Saks Off 5th stores. The Company also operates its Saks Department Store Group
(SDSG) with 242 department stores under the names of Parisian, Proffitt's, McRae's, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store and 19 Club Libby Lu specialty stores.

    Forward-looking Information

    The information contained in this press release that addresses future results or expectations is considered "forward-looking" information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "should," "would," "believe," "estimate," "contemplate," "possible," and "point." The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.
    The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful implementation of the Company's proprietary credit card strategic alliance with Household Bank (SB), N.A.; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.3 to the Company's Form 10-K for the fiscal year ended February 1, 2003 filed with the Securities and Exchange Commission ("SEC"), which may be accessed via EDGAR through the Internet at www.sec.gov.
    Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.


    CONTACT: Saks Incorporated
             Julia Bentley, 865-981-6243
             www.saksincorporated.com